EXHIBIT 99.1

Lakeland Industries to Present and Host 1x1 Investor Meetings at the Sidoti Virtual Micro-Cap Conference on November 15-16

HUNTSVILLE, AL / ACCESSWIRE / November 13, 2023 / Lakeland Industries, Inc. (NASDAQ:LAKE) (the "Company" or "Lakeland"), a leading global manufacturer of protective clothing for industry, healthcare and first responders on the federal, state and local levels, today announced that Roger Shannon, Chief Financial Officer, will present and host one-on-one meetings with investors at the Sidoti Micro-Cap Conference, taking place on November 15-16, 2023.

The presentation will begin at 12:15 pm ET on Thursday, November 16, 2023, and can be accessed live here: https://sidoti.zoom.us/webinar/register/WN_UMbDt507Quei3NJz_24mMQ.

Lakeland management will also host virtual one-on-ones with investors on Wednesday and Thursday, November 15 and 16, 2023.

About Lakeland Industries, Inc.

We manufacture and sell a comprehensive line of industrial protective clothing and accessories for the industrial and public protective clothing market. Our products are sold globally by our in-house sales teams, our customer service group, and authorized independent sales representatives to a network of over 1,600 global safety and industrial supply distributors. Our authorized distributors supply end users, such as integrated oil, chemical/petrochemical, automobile, transportation, steel, glass, construction, smelting, cleanroom, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as scientific, medical laboratories and the utilities industry. In addition, we supply federal, state and local governmental agencies and departments, such as fire and law enforcement, airport crash rescue units, the Department of Defense, the Department of Homeland Security and the Centers for Disease Control. Internationally, we sell to a mixture of end users directly, and to industrial distributors depending on the particular country and market. In addition to the United States, sales are made into more than 50 foreign countries, the majority of which were into China, the European Economic Community ("EEC"), Canada, Chile, Argentina, Russia, Kazakhstan, Colombia, Mexico, Ecuador, India, Uruguay, Middle East and Southeast Asia.

For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts

Lakeland Industries, Inc.

256-600-1390

Roger Shannon

rdshannon@lakeland.com

Alpha IR Group

312-445-2870

Robert Winters or Stephen Poe

LAKE@alpha-ir.com